Exhibit 99.1

TUESDAY MARCH 17, 2020

SOTHERLY HOTELS INC. PROVIDES UPDATE ON OPERATIONS RELATED TO COVID-19; ANNOUNCES SUSPENSION OF COMMON STOCK AND PREFERRED DIVIDENDS

Williamsburg, Virginia – March 17, 2020 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that it has implemented rigorous cost-savings measures to minimize the impact of revenue declines resulting from cancellations, corporate travel restrictions, and government mandated closures related to concerns surrounding COVID-19. The Company is taking the following actions at the property and corporate level:

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The Company is working with its management partners to implement aggressive cost control measures at the property-level in order to minimize impact to profitability. Included in this policy, the Company is deferring all non-vital capital expenditures at its properties.

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Corporate G&A has been significantly decreased, including immediate reductions in compensation and benefits for all corporate staff. As part of this change, the Company’s board of directors has agreed to waive all director’s fees for the quarter.

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As approved by its board of directors, the Company is announcing the suspension of its regular quarterly cash common stock dividends in order to preserve liquidity and ensure future success. The Company is also deferring payment of the previously declared first quarter dividend that was to be paid April 9, 2020 to stockholders of record on March 13, 2020.

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The Company is deferring payment of its previously announced dividends for its Series B Cumulative Redeemable Perpetual Preferred Stock, Series C Cumulative Redeemable Perpetual Preferred Stock, and Series D Cumulative Redeemable Perpetual Preferred Stock that were to be paid April 15, 2020 to shareholders of record as of March 31, 2020.

Dave Folsom, President and CEO commented, “First and foremost, we are taking every precaution to maintain a clean and safe environment for our employees and guests at our hotels as well as our corporate staff. We are closely monitoring the Centers for Disease Control and Prevention (CDC), World Health Organization (WHO), and local health agencies for the latest developments related to COVID-19 and following their guidance on the appropriate health and safety measures at our hotels. The growing concerns surrounding COVID-19 have contributed to substantial cancellations and we expect occupancy and RevPAR declines to continue in the near-term as we are experiencing a significant reduction in new reservations relative to prior expectations. During this time of economic uncertainty, we believe it is prudent to exercise caution and to take swift and decisive action in order to preserve the long-term well-being of the Company. The leadership of the Company and its management partners possess the experience and expertise to navigate this challenging environment and will adapt operations to preserve profitability. We believe our diligent efforts in regard to bolstering our balance sheet over the past several years, building cash reserves, and reinvesting in our assets have positioned the Company for success after we weather this storm. We will continue to closely monitor the situation and adjust our strategies appropriately in order to preserve long-term value for our shareholders.”

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale to upper-upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,156 rooms, as well as interests in two condominium hotels and their associated rental programs. The Company owns hotels that operate under the Hilton Worldwide, Marriott International, Inc., and Hyatt Hotels Corporation brands, as well as independent hotels. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Mack Sims

Sotherly Hotels Inc.

306 South Henry Street, Suite 100

Williamsburg, Virginia 23185